EXHIBIT 7.1

                          PROFESSIONAL STAFF MANAGEMENT
                          Combined Financial Statements
                     Years Ended December 31, 2002 and 2001

                          PROFESSIONAL STAFF MANAGEMENT


                                Table of Contents

Independent Auditors' Report on the Combined Financial Statements.....Page    1

Financial Statements
    Combined Balance Sheets...........................................        2
    Combined Statements of Operations and Retained Earnings...........        3
    Combined Statements of Cash Flows.................................        4
    Notes to Combined Financial Statements............................        5

                          Independent Auditors' Report



To the Board of Directors
PROFESSIONAL STAFF MANAGEMENT
Richmond, Indiana



We have audited the accompanying combined balance sheets of PROFESSIONAL STAFF MANAGEMENT as of December 31, 2002 and 2001, and the related combined statements of operations and retained earnings and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of PROFESSIONAL STAFF MANAGEMENT, as of December 31, 2002 and 2001, and the results of its combined operations, and its cash flows for the years then ended in conformity with generally accepted accounting principles of the United States.


/s/  Whipple & Company, PC

Indianapolis, Indiana
December 5, 2003

                          PROFESSIONAL STAFF MANAGEMENT
                             Combined Balance Sheets
                           December 31, 2002 and 2001



                                                         2002          2001
                                                     -----------    -----------

                             Assets

Current Assets
        Cash and cash equivalents                    $ 2,179,538    $   415,141
        Restricted savings account                       101,000              0
        Certificates of deposit                        1,386,926      1,488,116
        Accounts receivable, net                         640,789        575,446
        Interest receivable                                9,316          1,027
        Prepaid expenses                                 178,414         60,965
        Deferred tax asset                                     0        297,000
                                                     -----------    -----------

             Total Current Assets                      4,495,983      2,837,695
                                                     -----------    -----------


Property and Equipment
        Equipment and vehicles                           187,461        191,461
        Accumulated depreciation                        (141,305)      (106,326)
                                                     -----------    -----------

        Total Property and Equipment                      46,156         85,135
                                                     -----------    -----------


Other Assets
        Certificates of deposit - long term                    0         63,267
        Deposits                                          44,176         43,680
        Other assets                                      25,000         25,000
                                                     -----------    -----------

        Total Other Assets                                69,176        131,947
                                                     -----------    -----------

             Total Assets                            $ 4,611,315    $ 3,054,777
                                                     ===========    ===========

                                                         2002           2001
                                                     -----------    -----------

              Liabilities and Shareholder's Equity

Current Liabilities
        Current maturities of notes payable          $     7,829    $     6,910
        Accounts payable                                 154,113         82,891
        Payroll taxes and withholdings                   508,737        391,519
        Accrued worksite employee payroll cost           297,471        116,339
        Health and workers' compensation reserves      2,593,680      1,911,518
        Due to shareholder                                14,772         12,975
        Customer deposits                                234,639        255,392
        Other accrued liabilities                         85,649         67,431
                                                     -----------    -----------

        Total Current Liabilities                      3,896,890      2,844,975

Long-term Liabilities
        Notes payable, less current maturities             1,921          9,817
                                                     -----------    -----------

        Total Liabilities                              3,898,811      2,854,792
                                                     -----------    -----------

Shareholder's Equity
        Common stock                                         100            100
        Additional paid-in capital                         4,778          4,778
        Retained earnings                                707,626        195,107
                                                     -----------    -----------

        Total Shareholder's Equity                       712,504        199,985
                                                     -----------    -----------


        Total Liabilities and Shareholder's Equity   $ 4,611,315    $ 3,054,777
                                                     ===========    ===========


                             See accompanying notes

                          PROFESSIONAL STAFF MANAGEMENT
             Combined Statements of Operations and Retained Earnings
                 For the Years Ended December 31, 2002 and 2001

                                                   2002           %            2001           %
                                               ------------     -----      ------------     -----
Revenues (gross billings of $105,880,000
         $81,570,000, less worksite employee
         payroll cost of $90,504,089 and
         $70,304,321, respectively)            $ 15,375,911     100.0      $ 11,265,679     100.0

Direct cost of services                          12,577,425      81.8        10,424,930      92.5
                                               ------------     -----      ------------     -----

Gross Profit                                      2,798,486      18.2           840,749       7.5
                                               ------------     -----      ------------     -----

         Operating Expenses
         Salaries, wages and payroll taxes        1,490,400       9.7         1,199,722      10.6
         General and administrative expenses        518,273       3.4           424,448       3.8
         Advertising                                 16,890       0.1            43,309       0.4
         Depreciation                                38,179       0.2            37,863       0.3
                                               ------------     -----      ------------     -----

Income (Loss) from Operations                       734,744       4.8          (864,593)     (7.6)
                                               ------------     -----      ------------     -----

Other Income (Expense)
         Interest income)                            71,145       0.5           115,384       1.0
         Interest expense                            (1,574)      0.0            (2,672)      0.0
         Other income                                15,204       0.1             7,121       0.1
                                               ------------     -----      ------------     -----

         Total Other Income (Expense)                84,775       0.6           119,833       1.1
                                               ------------     -----      ------------     -----

Income (loss) before income taxes                   819,519       5.4          (744,760)     (6.5)


Provision for income tax expense (benefit)          307,000       2.0          (297,000)     (2.6)
                                               ------------     -----      ------------     -----

Net Income (Loss)                                   512,519       3.4          (447,760)     (3.9)
                                                                =====                       =====


Retained Earnings, Beginning of Year                195,107                     642,867
                                               ------------                  ----------


Retained Earnings, End of Year                 $    707,626                  $  195,107
                                               ============                  ==========

                             See accompanying notes.

                          PROFESSIONAL STAFF MANAGEMENT
                        Combined Statements of Cash Flows
                 For the Years Ended December 31, 2002 and 2001

                                                                 2002           2001
                                                              -----------    -----------
Cash Flows from Operating Activities
     Net income (loss)                                        $   512,519    ($  447,760)
                                                              -----------    -----------
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
          Depreciation                                             38,179         37,863
       Changes in operating assets and liabilities:
          Accounts receivable, net                                (65,343)        59,814
          Interest receivable                                      (8,289)        (1,027)
          Prepaid expenses                                       (117,449)        (9,934)
          Deferred tax asset                                      297,000       (297,000)
          Other assets                                               (496)       (32,696)
          Accounts payable                                         71,222         55,264
          Other accrued liabilities                                18,218        (11,673)
          Payroll taxes and withholdings                          117,218       (101,605)
          Accrued worksite employee payroll cost                  181,132        (35,542)
          Health and workers' compensation reserves               682,162        626,119
          Customer deposits                                       (20,753)       (87,996)
                                                              -----------    -----------

     Total Adjustments                                          1,192,801        201,587
                                                              -----------    -----------

     Net cash provided by (used in) operating activities        1,705,320       (246,173)
                                                              -----------    -----------

Cash Flows from Investing Activities
     Proceeds from the sale of property                               800              0
     Purchases of certificate of deposit                       (1,322,240)    (1,386,964)
     Maturities of certificate of deposit                       1,486,697        707,085
                                                              -----------    -----------

     Net cash provided by (used in) investing activities          165,257       (679,879)
                                                              -----------    -----------

Cash Flows from Financing Activities
     Principal payments on long-term debt                          (6,977)        (5,315)
     Changes in due to shareholder                                  1,797          6,637
                                                              -----------    -----------

     Net cash proivided by (used in) financing activities          (5,180)         1,322
                                                              -----------    -----------

Net Increase (Decrease) in Cash and Cash Equivalents            1,865,397       (924,730)

Cash and Cash Equivalents, Beginning of Year)                     415,141      1,339,871
                                                              -----------    -----------

Cash and Cash Equivalents, End of Year                        $ 2,280,538    $   415,141
                                                              ===========    ===========


Supplemental Cash Disclosures
          Interest paid                                       $     1,574    $     2,672
                                                              ===========    ===========

          Income taxes paid                                   $    14,000    $    15,000
                                                              ===========    ===========

                             See accompanying notes.

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 1 - Nature of Operations and Summary of Significant Accounting Policies:

Nature of Operations

Professional Staff Management ("the Companies") are common ownership professional employer organizations ("PEO"). The Companies provide an integrated approach to the management and administration of the human resources and employer risks of their clients. The Companies are able to achieve this by contractually assuming substantial employer rights, responsibilities, and risks; and through the establishment and maintenance of an employer relationship with the workers assigned to their clients. The Companies retain the following rights in connection with services performed for their clients:

     o Assumes responsibility as an employer for purposes of the workers assigned to that location
     o Reserves right of direction and control of the employees and can share responsibility with their clients, consistent with their client's responsibility for their products and services
     o Pays the wages and employment taxes of the employee out of the Companies' own accounts
     o Establish and maintain an employment relationship with its employees which is intended to be long-term and not temporary
     o    Retains right to hire, reassign, and fire their employees

The combined financial statements of the Companies consist of two related entities wholly owned by one shareholder. Intercompany accounts and transactions have been eliminated in combination. Subsequent to December 31, 2002, and before the business combination discussed in Note 11, the Companies' sole shareholder formed a third PEO Company.

The Companies' corporate office is located in Richmond, Indiana, with an additional office located in Carmel, Indiana. The primary market and the majority of these PEO employees are in Indiana.

Revenue and Cost Recognition

The gross billings in which the Companies charge their clients under their Professional Services Agreement include each worksite employee's gross wages, a service fee and, to the extent elected by the clients, health and welfare benefit plan costs. The Companies' service fee, which is computed as a percentage of gross wages, is intended to yield a profit to the Companies and cover the cost of employment-related taxes, workers' compensation insurance coverage, and administrative and field services provided by the Companies to the client, including payroll administration and record keeping, as well as safety, human resources, and regulatory compliance consultation. The component of the service fee related to administration varies, in part, according to the size of the client, the amount and frequency of payroll payments and the method of delivery of such payments. The component of the service fee related to workers' compensation and unemployment insurance is based, in part, on the client's historical claims experience. All charges by the Companies are invoiced along with each periodic payroll delivered to the client.

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Revenue and Cost Recognition (Continued)

The Companies report revenues in accordance with Emerging Issues Task Force ("EITF") No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The Companies report revenues on a gross basis, the total amount billed to clients for service fees, health and welfare benefit plan fees, workers' compensation, unemployment insurance fees, and employment related taxes. The Companies report these revenues on a gross basis for such fees because the Companies are the primary obligor and deemed to be the principal in these transactions under EITF No. 99-19. However, the Companies report revenues on a net basis for the amount billed to clients for worksite employee salaries and wages. The Companies account for their revenues using the accrual method of accounting. Under the accrual method of accounting, the Companies recognize their revenues in the period in which the worksite employee performs work. The Companies accrue revenues for service fees, health and welfare benefit plan fees, workers' compensation and unemployment insurance fees relating to work performed by worksite employees but unpaid at the end of each period. The Companies accrue unbilled receivables for payroll and payroll taxes, service fees, health and welfare benefits plan fees, workers' compensation and unemployment insurance fees relating to work performed by worksite employees but unpaid at the end of each period. In addition, the related costs of services are accrued as a liability for the same period. Subsequent to the end of each year, such costs are paid and the related service fees are billed.

This accounting policy of reporting revenues net as an agent was adopted by the Companies as a result of recommendations by the Securities and Exchange Commission staff to public companies subject to reporting requirements under section 13 or 15(d) of the securities exchange act of 1934. To conform to this method, the Companies reclassified worksite employee payroll costs of $90,509,089 and $70,304,321 for the years ended December 31, 2002 and 2001, respectively. This reclassification has no effect on gross profit, operating income (loss), or net income (loss).

Accounts Receivable

Accounts receivable consists of both trade accounts receivable and unbilled accounts receivable. Trade accounts receivable represent revenues recognized and billed during the year. Unbilled accounts receivable include revenues that have been recognized, but not invoiced at the end of the year.

The Companies carry their accounts receivable at invoiced amounts less an allowance for doubtful accounts. On a periodic basis, the Companies evaluate their accounts receivable and establish an allowance for doubtful accounts, based on history of past write-offs and collections and current credit conditions. Management has established an allowance for doubtful accounts of $36,501 and $22,129 as of December 31, 2002 and 2001, respectively. The Companies' policy is not to accrue interest on past due accounts receivables.

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Shipping and Handling

The Companies charge shipping and handling costs as a component of general and administrative expenses. Shipping and handling costs amounted to $29,781 and $33,110 for the years ended December 31, 2002 and 2001, respectively. The corresponding revenue charges to the customers are included in other income.

Property, Equipment, and Depreciation

Property and equipment are carried at cost and includes expenditures for new additions and those, which substantially increase the useful lives of existing assets. Depreciation is computed by use of the straight-line method. Depreciable lives are generally as follows:

         Vehicles                                                   5 years
         Office furniture and Equipment                             5 years

Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of property or equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts in the year of disposal with the resulting gain or loss reflected in earnings or in the cost of the replacement asset.

The provision for depreciation amounted to $38,179 and $37,863 for the years ended December 31, 2002 and 2001, respectively.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the combined financial statements and consist of taxes currently due plus deferred taxes. Deferred tax assets and liabilities are recognized for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. Those differences relate primarily to health and workers' compensation reserves and certain accrued expenses. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for any operating loss carryforward, charitable contribution carryforward, and tax credit carryforward that are available to offset future income taxes.

Advertising

The Companies charge advertising costs to expense as incurred. Advertising expenses amounted to $16,890 and $43,309 for the years ended December 31, 2002 and 2001, respectively.

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Cash Flows

For purposes of the Statements of Cash Flows, the Companies consider all highly liquid instruments that are purchased within three months or less of an instruments maturity date to be cash equivalents.

Use of Estimates

The preparation of combined financial statements in conformity with generally accepted accounting principles of the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2 - Long-term Debt:

                                                        2002        2001
                                                      --------    --------
Notes payable to bank:
    Due in monthly installments of $652, including
    interest at 7% through March 22, 2004.  Secured
    by a vehicle                                      $  9,750    $ 16,727
                                                      --------    --------

                                                         9,750      16,727
    Less current maturities                             (7,829)     (6,910)
                                                      --------    --------

                                                      $  1,921    $  9,817
                                                      ========    ========

Principal payments due on long-term debt outstanding at December
31, 2002, are as follows:

Year Ending December 31,
       2003                                           $  1,921
   Later Years                                               0
                                                      --------

                                                      $  1,921
                                                      ========

Note 3 - Restricted Savings Account and Letter of Credit Arrangements:

The Companies maintain a savings account, which serves as collateral in connection with the Companies' workers' compensation and has been classified as restricted in the accompanying combined balance sheets. The interest earned on this savings account is recognized as interest income in the Companies' combined statements of operations.

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 3 - Restricted Savings Account and Letter of Credit Arrangements
(Continued):

The Companies have an irrevocable standby letter of credit with a bank in the amount of $101,000 at December 31, 2002. The beneficiary is the Companies' prior workers' compensation carrier. The arrangement expired February 1, 2003. Subsequent to December 31, 2002, the Companies renewed the arrangement through February 1, 2004, in the amount of $116,000.

Subsequent to December 31, 2002, the Companies entered into an additional irrevocable standby letter of credit with a bank in the amount of $130,000. The beneficiary is the Companies' current workers' compensation carrier and the arrangement expires December 31, 2003.


Note 4 - Retirement Plan:

The Companies maintain a profit-sharing plan that covers all employees who meet the eligibility requirements set forth in the plan. Company contributions are made at management's discretion and are allocated based upon each participant's eligible compensation.

The plan includes a 401(k) savings plan whereby employees can contribute and defer taxes on compensation contributed to the plan. The Companies are not required to contribute to the plan but may make a discretionary contribution.

The following summarizes the Companies' contributions for the years ended December 31, 2002 and 2001:

                                                        2002        2001
                                                      --------    --------

Profit-sharing contribution                           $      0    $      0
401(k) contribution                                     10,000       9,000
                                                      --------    --------

                                                      $ 10,000    $  9,000
                                                      ========    ========

Leased employees are not included in these amounts as these retirement plan costs are billed through the Companies customers.

Note 5 - Common Stock:

The Companies have voting stock with equal voting rights. All of the stock is no par value.

The following summarizes the Companies' shares of common stock as of December 31, 2002 and 2001:

        Authorized                                      1,000
        Issued                                            625
        Outstanding                                       625

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 6 - Income Taxes:

The Companies account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", requires deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax basis of assets and liabilities. SFAS No. 109 also requires deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Recognition of a deferred tax asset is dependent on generating sufficient future taxable income in the United States. In its evaluation of the adequacy of the valuation allowance, the Companies assess prudent and feasible tax planning strategies.

A reconciliation of recorded Federal income tax expense (benefit) to the expected expense (benefit) computed by applying the Federal statutory rate of 35% for all periods to income before income taxes follows:

                                                       2002        2001
                                                     ---------   ---------

Computed expenses at 35% of pre-tax income           $ 269,000   $(260,000)
State and local taxes (net of federal tax benefit)      38,000     (37,000)
                                                     ---------   ---------

Provision for Income Taxes                           $ 307,000   $(297,000)
                                                     =========   =========

The significant components of the Companies' deferred tax asset are as follows:

                                                       2002        2001
                                                     ---------   ---------
Deferred Tax Assets
Claims Reserves                                      $ 200,000   $ 139,000
Customer Deposits                                      100,000     102,000
Worker's Compensation                                   95,000      78,000
Allowance for Doubtful Accounts                          9,000       9,000
Net Operating Losses                                         0     297,000
Less:  Deferred Tax Liabilities                        404,000     328,000
                                                     ---------   ---------

Net Deferred Tax Asset                               $       0   $ 297,000
                                                     =========   =========


Note 7 - Operating Lease Commitments:

The Companies lease their Richmond, Indiana office from a related party, owned by the Companies' sole shareholder. The lease is on a month-to-month basis and currently provides for monthly payments of $1,571. Rent expense under this arrangement amounted to $18,852 for both years ended December 31, 2002 and 2001.

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 8 - Self-Funded Health Insurance:

The Companies' Employee Benefit Plan provides their employees and their dependents with comprehensive health care coverage. A portion of that coverage is self-funded by the Companies. Under the insurance policy with the Plan's underwriter, the Companies' self-funded liability is limited for each plan year to $100,000, $150,000, and $150,000 per employee for the plan years ended June 30, 2001, 2002, and 2003, respectively, with an aggregate liability limit of $9,000,000, $10,000,000, and $10,578,000, respectively. The liability limits are adjusted monthly, based on the number of participants.

The plan is administered by Unified Group Services for the plan year ended June 30, 2003. Key Benefit Administrators (KBA) was the TPA for the years ended June 30, 2002 and 2001. In addition, the Companies pay a monthly fee to provide administrative, cost containment, prescription card, and preferred provider organization fees.


Note 9 - Related Party Transactions:

Amounts due to the Companies sole shareholder are comprised of the following at December 31, 2002 and 2001:

                                              2002                  2001
                                            --------              --------

Due to Shareholder                          $ 14,772              $ 12,975


As discussed in Note 7, the Companies lease their Richmond, Indiana office from a related party. The lease is on a month-to-month basis and provides for monthly payments of $1,571.

Note 10 - Concentration of Credit Risk:

The Companies financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, certificates of deposit, and accounts receivables. The Companies place their cash and cash equivalents with high credit quality institutions. At times, such amounts may be in excess of the FDIC insured limit. At December 31, 2002 and 2001, the Companies cash exceeded federally insured limits by approximately $2,065,000 and $75,000, respectively.

The Companies routinely assess the financial strength of its customers and, as a consequence, believe that their accounts receivable credit risk exposure is limited.

                          PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                           December 31, 2002 and 2001

Note 11 - Subsequent Event - Business Combination:

Merger with Fortune Diversified Industries, Inc.

On October 1, 2003, Fortune Diversified Industries, Inc. (FDVI) acquired all of the outstanding shares of common stock of the Companies pursuant to the following agreements:

        AGREEMENT AND PLAN OF MERGER entered into the 1st day of October 2003, by and among Professional Staff Management, Inc., an Indiana corporation, PSM Acquisition, Inc., an Indiana corporation and wholly owned subsidiary of FDVI, Harlan M. Schafir, and FDVI.

        AGREEMENT AND PLAN OF MERGER entered into the 1st day of October 2003 by and among Professional Staff Management, Inc. II, an Indiana corporation, PSM Acquisition II, Inc., an Indiana corporation and wholly owned subsidiary of FDVI, Harlan M. Schafir, and FDVI.

        AGREEMENT AND PLAN OF MERGER entered into the 1st day of October 2003 by and among Pro Staff, Inc., an Indiana corporation, PSM Acquisition III, Inc., an Indiana corporation and wholly owned subsidiary of FDVI, Harlan
        M. Schafir, and FDVI.

The agreements were intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code and specifically as a reverse-triangular merger under Code Section 368(a)(2)(E). For accounting purposes the business combination is being accounted for as a purchase under SFAS No. 141, "Business Combinations". The Merger Agreements' terms include, among other things, the exchange of all of the outstanding shares of the Companies three wholly owned subsidiaries as of the purchase date, Professional Staff Management, Inc. (125 shares); Professional Staff Management, Inc., II (500 shares); and Pro Staff, Inc. (500 shares), all held by Harlan M. Schafir, for a combination of cash and FDVI common stock.

The principle followed in determining the amount of consideration paid was the ongoing value of the three companies, with adjustments thereto for certain aspects of the transaction, including earnings benchmarks as defined by the Agreement. Professional Staff Management, Inc., Professional Staff Management, Inc. II, and Pro Staff, Inc., were acquired through the parties identified above.

Prior to the Merger Agreements, there was no material relationship between FDVI or any of its subsidiaries and the Companies.